EXHIBIT 14


                            UNITED BANCSHARES, INC. &
                           UNITED BANK OF PHILADELPHIA

                       CODE OF BUSINESS CONDUCT AND ETHICS

                        Adopted by the Board of Directors
                                on March 24, 2004

Introduction

             This Code of Business Conduct and Ethics (the "Code") of United Bancshares, Inc. (the "Company") and its wholly owned subsidiary, United Bank of Philadelphia (the "Bank"), covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company and the Bank, including our executive and senior financial officers. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's and the Bank's agents and representatives, including consultants.

             If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

             Those who violate the standards in this Code will be subject to disciplinary action, up to (and including) termination of employment. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.


1. Compliance with Laws, Rules and Regulations

             Obeying the law, both in letter and in spirit, is the foundation on which the Company's and the Bank's ethical standards are built. All employees must respect and obey the laws of the cities, states and country in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

             If requested, the Company and the Bank will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.


2. Conflicts of Interest

             A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company and the Bank. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company and the Bank objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company and the Bank. Loans to, or guarantees of obligations of, employees and their family members may also create conflicts of interest.

             It is almost always a conflict of interest for a Company and Bank employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company and Bank policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 14 of this Code.

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3. Insider Trading

             Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company and the Bank should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company and the Bank have adopted a specific policy governing employees' trading in securities of the Bank. This policy has been distributed to every employee. If you have any questions, please contact President and CEO to discuss.


4. Corporate Opportunities

             Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company and the Bank directly or indirectly. Employees, officers and directors owe a duty to the Company and the Bank to advance its legitimate interests when the opportunity to do so arises.


5. Competition and Fair Dealing

             We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's and the Bank's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

             The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company and Bank employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.


6. Discrimination and Harassment

             The diversity of the Company's and Bank's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include, but are not limited to, derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.


7. Health and Safety

             The Company and the Bank strive to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

             Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

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8. Record-Keeping

             The Company and the Bank require honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

             Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your Chief Financial Officer.

             All of the Company's and the Bank's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's and the Bank's transactions and must conform both to applicable legal requirements and to the Company's and the Bank's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

             Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company's and the Bank's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the highest level of management.


9. Confidentiality

             Employees must maintain the confidentiality of confidential information entrusted to them by the Company and the Bank or their customers, except when required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company and the Bank or their customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.


10. Protection and Proper Use of Company and Bank Assets

             All employees should endeavor to protect the Company's and Bank's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's and Bank's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company and Bank equipment should not be used for non-Company, non-Bank business, though incidental personal use may be permitted.

             The obligation of employees to protect the Company's and Bank's assets includes proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company and Bank policy. It could also be illegal and result in civil or even criminal penalties.


11. Payments to Government Personnel

             The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

             In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company and Bank policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

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12. Waivers of the Code of Business Conduct and Ethics

             Any waiver of this Code for executive officers or directors maybe made only by the Board of Directors or the Audit Committee of the Board of Directors responsible for ethics oversight and will be promptly disclosed as required by law or stock exchange regulation.


13. Reporting any Illegal or Unethical Behavior

             Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company and the Bank not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct. Further, any employee may submit a good-faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.


14. Compliance Procedures

             We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

     o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

     o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you o to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

     o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

     o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your o supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

     o Seek help from Company and Bank resources. In the rare case where it may not be appropriate to discuss an o issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your supervisor superior.

     o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that o your identity be kept secret, your anonymity will be protected. The Company and the Bank do not permit retaliation of any kind against employees for good faith reports of ethical violations.

     o Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.


15. Special Considerations for Chief Executive and Senior Financial Officers

             In addition to the foregoing provisions of this Code, the Chief Executive Officer and the Chief Financial Officer are subject to the following additional specific policies:

     o The Chief Executive Officer and the Chief Financial Officer are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company and the Bank with the Securities and Exchange Commission. Accordingly, it is the responsibility of the Chief Executive Officer and the Chief Financial Officer promptly to bring to the attention of the Board any material information of which he or she may become aware that affects the disclosures made by the Company and the Bank in its public filings or otherwise assist the Board in fulfilling its responsibilities.

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     o    The Chief  Executive  Officer and the Chief  Financial  Officer  shall promptly bring to the attention of the Board of Directors and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's and the Bank's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's and the Bank's financial reporting, disclosures or internal controls.

     o The Chief Executive Officer and the Chief Financial Officer shall promptly bring to the attention of the Board of Directors and the Audit Committee any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's and the Bank's financial reporting, disclosures or internal controls.

     o The Chief Executive Officer and the Chief Financial Officer shall promptly bring to the attention of the Board of Directors and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the Bank and the operation of its business, by the Company and the Bank or any agent thereof, or of violation of this Code.

     o The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code by the Chief Executive Officer and the Chief Financial Officer of the Company and the Bank. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and shall include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board o of Directors) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.



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